Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin Investor Relations (630) 773-3800 www.ajg.com

Arthur J. Gallagher & Co. To

Appeal Judgment In License Agreement Dispute

Will Hold Conference Call February 14

ITASCA, IL, February 11, 2005—Arthur J. Gallagher & Co. announced that, late this afternoon, a jury in the Fourth District Court for the State of Utah awarded damages against its subsidiary, AJG Financial Services, Inc., and in favor of Headwaters Incorporated (“Headwaters”) in the amount of $175 million. The jury award relates to the previously disclosed trial of a license agreement dispute lawsuit brought by Headwaters against AJG Financial Services, Inc. In its answer to the complaint, AJG Financial Services had asserted counterclaims against Headwaters. The jury made no award under these counterclaims.

J. Patrick Gallagher, Jr., President and CEO, stated, “We strongly disagree with the jury’s decision. We believe we have not breached the contract nor owe any payments under the contract.”

Gallagher intends to file a prompt and timely motion with the trial court to set aside the verdict and order a new trial. If the verdict is not set aside, Gallagher intends to ask the court to reduce the amount of damages awarded. If the request for a new trial is denied, Gallagher intends to pursue an appeal of the verdict.

Gallagher will host a webcast conference call on Monday, February 14, 2005 at 11:30 a.m. Central Time to address this issue. The call will be broadcast live through Gallagher’s web site at www.ajg.com. For anyone unable to listen during the live webcast, the conference call replay will be available on Gallagher’s web site approximately one hour after the broadcast and can be accessed by going to Investor Relations and clicking on Presentations.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has offices in eight countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

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